Exhibit 99.1

For Immediate Release

Corautus Completes Private Placement and Closing on Loan Facility

ATLANTA, GA, September 23, 2004.... Corautus Genetics Inc. (AMEX: CAQ) has recently closed two previously announced financings.

Corautus closed the second of two tranches of a $9.85 million private placement of common stock and warrants entered into on July 7, 2004 and received the net proceeds from the second tranche of $4.7 million under the agreement.

Further, Corautus closed on $2.5 million of the convertible debt facility made available to Corautus by Boston Scientific Corporation (NYSE: BSX) under a loan agreement established between the companies in July 2003. Corautus has now received $20 million of the $25 million commitment from Boston Scientific under this agreement.

The closing of both transactions was triggered by the treatment of the first patient in Corautus’ Phase IIB clinical trial known as GENASIS for “Genetic Angiogenic Stimulation Investigational Study”.

Richard E. Otto, President and CEO, of Corautus stated, “The proceeds from the closing of these transactions have further strengthened our cash reserves as we proceed with our GENASIS trial utilizing our proprietary VEGF-2 therapeutic for the treatment of severe cardiovascular disease.”

The GENASIS trial was initiated earlier this calendar quarter and has been designed to enroll up to 404 patients with Class III or IV angina in approximately 20 cardiac medical centers in the United States.

About the Technology

VEGF-2 is a growth factor that is believed to promote the development of supplemental collateral blood vessels, a process known as therapeutic angiogenesis. In the Phase IIb trial for severe cardiovascular disease, VEGF- 2 is delivered to the ischemic tissue in the heart muscle in the form of naked DNA plasmid, a non-viral vector. Once administered, the DNA plasmid appears to be taken up and expressed by myocardium near the injection site. Inside the cell, the DNA plasmid then enters the nucleus of the cell without a requirement of incorporation into the genomic DNA. The Phase IIb clinical trial expects to see the effect of the expression of DNA-encoded VEGF-2, which in turn stimulates the growth of new blood vessels by promoting the migration and proliferation of endothelial cells in the heart.

About Corautus Genetics Inc.

Corautus Genetics Inc. is a clinical-stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of severe cardiovascular and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor-2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a strategic alliance with Boston Scientific Corporation to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit http://www.corautus.com.

Forward-Looking Statement

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, adequacy of funding, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-15833) filed March 30, 2004, which are incorporated by reference into this press release.

CONTACT: Investor Relations, Jack W. Callicutt of Corautus Genetics Inc., +1-404-526-6200, or fax, +1-404-526-6218; and Media Relations, Justin Jackson of Burns McClellan, on behalf of Corautus Genetics Inc., +1-212-213-0006